                                                                   EXHIBIT 10.31

                              RETIREMENT AGREEMENT

                  THIS RETIREMENT AGREEMENT (the "Agreement") made and entered into effective January 9, 2004, by and between Pride International, Inc. (the "Company") and James W. Allen (the "Executive");

                                  WITNESSETH:

                  WHEREAS, the Executive and the Company are parties to that certain Employment Agreement/Non-Competition/Confidentiality Agreement effective as of February 5, 1999 (the "Employment Agreement"); and

                  WHEREAS, the parties mutually desire to arrange for Executive's retirement from the Company and its subsidiaries under certain terms; and

                  WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

                  NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Retirement and Resignation from Officer Positions. Effective as of the close of business on January 9, 2004 (the "Retirement Date"), the Executive will retire as an employee of the Company. As of the Retirement Date, the Executive agrees to resign any and all director or officer positions he holds with the Company or any of its subsidiaries.

         2. Consideration Prior Agreement and Waiver and Release. The Executive shall have until 21 calendar days after the date this Agreement was furnished to him to consider whether to sign and return this Agreement to the Company by first class mail or by hand delivery. In consideration for the Executive's execution of and compliance with this Agreement, including but not limited to the Confidentiality and Non-Competition provisions of Section 4 and the execution of the Waiver and Release attached hereto as Attachment A, the Company shall provide the consideration set forth below in this Section 2. This consideration is provided subject to the binding execution by the Executive (without revocation) of the Waiver and Release, which must be executed on or after the Retirement Date. The Company's obligation to make any further payments or provide any benefits otherwise due under Section 2 shall cease in the event the Executive fails to comply with the terms of this Agreement or the Waiver and Release, and no payment shall be made until the expiration of the seven-day revocation period following execution of the Waiver and Release (the "Effective Waiver Date").

                  A. Additional SERP Benefit to the Executive. The Company agrees to pay the Executive a benefit under the Company's Supplemental Executive Retirement Plan ("SERP"), in lieu of any benefit to which the Executive may have otherwise been entitled under the SERP, equal to $29,166.67 per month. This benefit will be payable for a period of sixty (60) months following the Retirement Date in equal monthly installments in accordance with the terms of the SERP.

                  B. Stock Options. For purposes of this Section 2.B., the Executive shall be deemed to be terminated under circumstances entitling the Executive to the stock option vesting and exercise rights described in Section 3.05(e) of the Employment Agreement, and accordingly any stock options awarded to the Executive under any incentive plan of the Company which remain unexercised as of the Executive's Retirement Date shall become fully vested and exercisable as of his Retirement Date and shall remain exercisable until the original expiration date of the applicable option, subject to all of the terms and conditions of the applicable incentive plan and stock option award agreement.

                  C. Welfare Coverage Continuation. Following the Retirement Date, the Executive and his qualifying dependents will continue to be eligible for coverage under the Company's medical and dental benefit plan, in accordance with and subject to the terms and conditions of such plan, until the date that the Executive reaches, or in the event of Executive's death, would have reached, age 65, subject to (i) Executive's continued payment of the employee portion of the then-applicable premium, as such portion and premiums are in effect from time to time, and (ii) the Company's ability to amend or terminate its benefit plans at any time. If the Executive becomes eligible for medical and dental benefits from another employer, the Company's obligation to provide such benefits coverage shall immediately cease. To the extent permitted under the terms of the Company's group life insurance plan and by the insurance carrier, the Executive shall have the opportunity to convert his life insurance coverage currently provided by the Company into an individual policy, or to continue participation in the Company's group life insurance plan, provided that the Executive shall be required to pay the full cost of such coverage as in effect from time to time.

                  D. Final Annual Bonus. The Executive's annual bonus for work performed in calendar year 2003 will be determined by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") in its discretion in accordance with the terms of the Company's annual bonus plan and performance criteria. The annual bonus for 2003 will be paid at the same time as the 2003 annual bonuses for other executives. The Executive will not receive any annual bonus for the 2004 calendar year.

                  E. Indemnification and Release. The Company hereby agrees to waive and release the Executive from any and all claims, demands, actions, liabilities and damages arising out of any actions taken by the Executive in the course and scope of his employment with the Company, and to indemnify and defend the Executive for such actions to the fullest extent permitted by applicable law consistent with the Company's Certificate of Incorporation and By-Laws, if such actions were taken in good faith and in a manner the Executive reasonably believed to be in, or not opposed to, the best interest of the Company, but excluding actions which the Executive knew, or should have known, were in violation of applicable law or Company policies or otherwise in breach of any agreement between the Executive and the Company.

         3. Other Benefits. The Executive's benefits under the Company's 401(k) Retirement and Savings Plan, 401(k) Restoration Plan and Employee Stock Purchase Plan shall be determined and paid in accordance with the terms of such plans.

         4. Restrictive Covenants. As a material inducement to the Company to enter into this Agreement, Executive agrees to the restrictive covenants set forth below, the substance of which was originally agreed to by the Executive in entering into the Employment Agreement in exchange for the Company's provision to the Executive of confidential information and for other good and valid consideration:

                  A. Confidentiality. The Executive acknowledges that in the course of his employment with the Company he has obtained specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Executive will not at any time, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation (in any manner whatsoever) any information concerning any matter affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, the Executive may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of the Executive's duties as an employee of the Company, and the Executive may not make use of any information of the Company after he is no longer an employee of the Company. The Executive agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company's business, including, but not limited to, information regarding customers, customer lists, costs, prices, earnings, products, services, formulae, compositions, machinery, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of this Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. The Executive further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, typed or printed materials, whether furnished by the Company or prepared by the Executive, which contain any information relating to the Company's business, and the Executive agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, the Executive will not be liable for any breach of these confidentiality provisions unless the same constitutes a material detriment to the Company, or due to the nature of the information divulged and the manner in which it was divulged and the person to whom it was divulged would likely cause damage to the Company or constitute a material detriment to the Company.

                  B. Non-Competition. Executive acknowledges that his employment with the Company has in the past and will, of necessity, provide him with specialized knowledge which, if used in competition with the Company could cause serious harm to the Company. Accordingly, the Executive agrees that during his employment with the Company and for a period of two (2) years after his Retirement Date the Executive will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

                           a. work for, become an employee of, invest in, provide consulting services or in any way engage in any business which provides, produces, leases or sells products or services of the same or similar type provided, produced, leased or sold by the Company and with regard to which Executive was engaged, or over which Executive had direct or indirect supervision or control, within three (3) years preceding the Retirement Date, in any area where the Company provided, produced, leased or sold such products or services at any time during the three (3) years preceding the Retirement Date, or

                           b. provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which the Executive had direct or indirect supervision or control, within three (3) years preceding the Retirement Date, to or from any person, firm or entity which was a customer for such products or services of the Company during the three (3) years preceding the Retirement Date from whom the Company had solicited business during such three (3) year period; or

                           c. solicit, aid, counsel or encourage any officer, director, employee or other individual to: (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

                           d. employ, directly or indirectly; permit the employment of; contract for services or work to be performed by; or otherwise, use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the Retirement Date or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever occurs earlier.

                  C. Geographical Area. The geographical area within which the non- competition covenants of this Agreement shall apply is that territory within two hundred (200) miles of: (i) any of the Company's present offices, (ii) any of the Company's present rig yards, and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition covenants of this Agreement, has an office, a rig yard, or definitive plans to locate an office or a rig yard. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.

                  D. Enforcement. The Executive hereby agrees that a violation of the provisions of Section 4 would cause irreparable injury to the Company and its affiliates, for which they would have no adequate remedy at law. The Company shall have the right to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of Section 4 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that the Executive hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise. In addition, in the event a permanent injunction is issued against the Executive pursuant to this 4.D, the Executive agrees that this will result in an immediate suspension of payments and benefits otherwise payable or provided by the Company under this Agreement.

                  E. Interpretation. If any provision of Section 4 is found by a court of competent jurisdiction to be unreasonably broad, oppressive or unenforceable, such court (i) shall narrow the scope of the Agreement in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such Agreement as though reformed.

                  F. Company. As used in this Section 4, the term "Company" includes the Company and any direct or indirect subsidiary of the Company.

         5. Assistance with Legal Proceedings. The Executive agrees that for a period of three years after the Retirement Date, the Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company or any affiliate or subsidiary is then or may become involved; provided, however, that the parties agree to negotiate a reasonable rate of compensation for any such services that exceed eight hours per month.

         6. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Executive, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof.

         7. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         8. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

         9. Venue. To the extent permitted by applicable State and Federal law, venue for all proceedings hereunder will be in Harris County, Texas.

         10. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                           To the Company:

                           Pride International, Inc.
                           5847 San Felipe, Suite 3300
                           Houston, Texas 77057
                           Attention: Chief Executive Officer

                           To the Executive:

                           James W. Allen
                           11842 Riverview
                           Houston, Texas 77077

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

         11. Source of Payments: All cash payments provided in this Agreement will be paid from the general funds of the Company. The Executive's status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Executive will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Executive or any other person.

         12. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

         13. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

         15. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

         16. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.

         17. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and expressly supersedes the Employment Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the date and year first above written.

                                     PRIDE INTERNATIONAL, INC.

                                     By: /s/ Paul A. Bragg
                                         ---------------------------------------
                                        Paul A. Bragg
                                        President and Chief Executive Officer

ATTEST:                              JAMES W. ALLEN

/s/ W. Gregory Looser                /s/ James W. Allen
----------------------------------   -------------------------------------------
W. Gregory Looser
Secretary

                                  Attachment A

                                                          Dated: January 9, 2004

                               WAIVER AND RELEASE

                  In exchange for the consideration offered under the Retirement Agreement between me and Pride International, Inc. (the "Company"), dated January 9, 2004 (the "Retirement Agreement"), I hereby waive all of my claims and release the Company, its affiliates and its subsidiaries and each of their directors and officers, executives and agents, and benefit plans and the fiduciaries and agents of said plans (collectively referred to as the "Corporate Group") from any and all claims, demands, actions, liabilities and damages.

                  I UNDERSTAND THAT SIGNING THIS WAIVER AND RELEASE IS AN IMPORTANT LEGAL ACT. I ACKNOWLEDGE THAT THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT AN ATTORNEY BEFORE SIGNING THIS WAIVER AND RELEASE. I FURTHER ACKNOWLEDGE THAT I WAS GIVEN 21 CALENDAR DAYS AFTER THE DATE THE RETIREMENT AGREEMENT WAS FURNISHED TO ME TO CONSIDER WHETHER TO SIGN AND RETURN THE RETIREMENT AGREEMENT TO THE COMPANY.

                  In exchange for the consideration offered to me by the Retirement Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Retirement Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; and/or contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.

                  Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

                  I acknowledge that this Waiver and Release and the Retirement Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede the Employment Agreement (as defined in the Retirement Agreement) and any other prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

                  I understand that for a period of seven (7) calendar days following my signing this Waiver and Release (the "Waiver Revocation Period"), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Retirement Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Retirement Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

                  I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release.

                  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this
9th day of January, 2004.

/s/ JAMES W. ALLEN
----------------------------------
JAMES W. ALLEN